Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel, Nicolaus Profit Sharing 401(k) Plan, of our report dated June 17, 2005, with respect to the financial statements of the Stifel, Nicolaus Profit Sharing 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ BKD, LLP

St. Louis, Missouri

June 29, 2005